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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE


   ATHEROGENICS PRICES PUBLIC OFFERING OF 7.2 MILLION SHARES OF COMMON STOCK

ATLANTA, GA - January 28, 2003 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it has priced its public offering of 7,200,000 shares of its common stock at $6.25 per share. The company offered all of the 7,200,000 shares. In the offering, Morgan Stanley & Co. Incorporated acted as sole book-running manager, Lehman Brothers Inc. acted as co-lead manager, and Lazard Freres & Co. LLC and Adams, Harkness & Hill, Inc. acted as co-managers. The underwriters have a 30-day option to purchase up to 1,080,000 additional shares of common stock from the company solely to cover over-allotments, if any.

The shares are being offered under AtheroGenics' shelf registration statement that was filed with the Securities and Exchange Commission on November 13, 2002 and declared effective on November 19, 2002. This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus supplement and accompanying base prospectus relating to these securities may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036.

AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2001, Form 10-Q for the third quarter of 2002, Registration Statement on Form S-3, File No. 333-101174 and prospectus supplement dated January 28, 2003, all of which filings are incorporated by reference into this press release. These documents may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the SEC's web site http://www.sec.gov.


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AtheroGenics Prices Public Offering of Common Stock
January 28, 2003
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
AtheroGenics, Inc.                           Investor Relations                                 Media Inquiries
Mark Colonnese                               Lilian Stern                                          Karen Kaplan
Chief Financial Officer                      Stern Investor Relations                         Fleishman Hillard
678-336-2511                                 212-362-1200                                          404-739-0107
investor@atherogenics.com                    lilian@sternir.com                           kaplank@fleishman.com

URL: http://www.atherogenics.com